As filed with the Securities and Exchange Commission on July 1, 2010
Registration No. 333-62137 333-81451 333-46250 333-89568 333-161122 333-161124

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-62137
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-81451
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-46250
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-89568
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161122
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161124

UNDER THE SECURITIES ACT OF 1933

XL GROUP
Public Limited Company
(Exact Name of Registrant as Specified in Its Charter)

Ireland	98-0665416

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 1 Hatch Street Upper, 4th Floor	CT Corporation System
Dublin 2	111 Eighth Avenue
Ireland	New York, New York 10011
+353 (1) 405-2033	(212) 590-9200

(Address of Principal Executive Offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

NAC Re Corp. 1989 Stock Option Plan
XL Group plc 1991 Performance Incentive Program
XL Group plc 1999 Performance Incentive Program for Employees
XL Group plc Directors Stock & Option Plan
(Full Titles of Plans)

Copies to:

Kirstin Romann Gould, Esq.	Victor I. Lewkow, Esq.
Executive Vice President, General Counsel and Secretary	Cleary Gottlieb Steen & Hamilton LLP
XL Group Public Limited Company	One Liberty Plaza
No. 1 Hatch Street Upper, 4th Floor	New York, New York 10006
Dublin 2	(212) 225-2000
Ireland
+353 (1) 405-2033

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
☒	☐	☐	☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary shares (par value US$0.01 per share)	(1)	(1)	(1)	(1)

(1)

No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-62137; 333-81451; 333-46250; 333-89568; 333-161122; and 333-161124). Therefore, no further registration fee is required.

          This document is important and requires your immediate attention. If you are in any doubt as to what action you should take, you are recommended to immediately consult your stockbroker, bank manager, solicitor, fund manager or other appropriate financial adviser being, if you are resident in Ireland, an organization or firm authorized or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations 2007 (as amended), or the Investments Intermediaries Act 1995 (as amended) or, if you are in a territory outside Ireland, another appropriately authorized adviser.

          This document does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland or an offer to sell or an invitation to purchase or the solicitation of an offer to purchase securities. No offer of any securities of XL Group plc to the public is being made that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland) in general or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland. This document has not been approved or reviewed by or registered with the Central Bank and Financial Services Authority of Ireland.

          This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or otherwise. XL Group plc is not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended), and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

EXPLANATORY NOTE

          This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by XL Group Public Limited Company, an Irish public limited company (“XL Group” or the “Company”), as successor issuer to XL Capital Ltd, a Cayman Islands exempted company (the “Registrant”). On July 1, 2010, the scheme of arrangement between XL Capital Ltd (which has now been renamed XL Group Ltd.) and XL Group became effective. Pursuant to the scheme of arrangement, XL Group issued one ordinary share in its capital for each whole Class A ordinary share (or aggregated fractions held by a single shareholder equivalent to one or more whole shares) held by shareholders of XL Capital Ltd (or, in the case of fractional shares, cash) in return for acquiring those Class A ordinary shares (or aggregated fractions of shares) of XL Capital Ltd (the “Transaction”). As a result of the Transaction, XL Group Ltd. (XL Capital Ltd, as renamed) is now a direct subsidiary of XL Group and XL Group owns all ordinary shares of XL Group Ltd. In connection with the Transaction, XL Group assumed XL Capital Ltd’s existing obligations in connection with awards granted under XL Capital Ltd’s equity incentive plans (the “Plans”), including all outstanding awards issued thereunder, and amended the Plans as necessary to give effect to the Transaction and the assumption of the Plans by XL Group, including to provide (1) that shares of XL Group will be issued, held available or used to measure benefits as appropriate under the Plans, in lieu of shares of XL Capital Ltd, including upon the exercise of any stock options or upon the vesting of restricted units issued under the Plans and (2) for the appropriate substitution of XL Group for XL Capital Ltd in each Plan. This Post-Effective Amendment pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration Statement No. 333-62137; (ii) Registration Statement No. 333-81451; (iii) Registration Statement No. 333-46250; (iv) Registration Statement No. 333-89568; (v) Registration Statement No. 333-161122; and (vi) Registration Statement No. 333-161124. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to each Registration Statement, this is Post-Effective Amendment No. 1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

          The following documents filed by XL Capital Ltd, or by XL Group as successor issuer, with the Securities Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(i)	XL Capital Ltd’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 1, 2010;

(ii)	XL Capital Ltd’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 6, 2010;

(iii)

XL Capital Ltd’s Current Reports on Form 8-K filed on January 12, 2010, March 17, 2010, April 30, 2010, May 6, 2010 and May 12, 2010 and XL Group’s Current Report on Form 8-K filed on July 1, 2010; and

(iv)

the description of XL Group’s ordinary shares included in XL Capital Ltd’s Definitive Proxy Statement on Schedule 14A in section “Description of XL Group plc Shares”, filed on March 10, 2010, including any amendment or report filed for the purposes of updating such description.

          All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

          Not applicable.

Item 5.	Interests of Named Experts and Counsel.

          Not applicable.

Item 6.	Indemnification of Directors and Officers.

          XL Group’s articles of association confer an indemnity on its directors and officers that is substantially the same as the indemnity that was contained in the articles of association of its predecessor, XL Capital Ltd, subject to the limitations imposed by the Irish Companies Acts (the “Law”). Broadly, the relevant provisions in XL Group’s articles of association provide for an indemnity for certain persons, including directors, the corporate secretary, committee members, persons holding executive or official positions with XL Group and employees, agents and persons acting in certain other capacities at the request of XL Group (indemnified persons) who are a party to actions, suits or proceedings against expenses and costs in connection with such actions, suits or proceedings if such indemnified person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of XL Group, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification is also excluded in circumstances where an indemnified person is adjudged liable for wilful neglect or default in performance of his duties unless a relevant court determines otherwise. Such indemnification is subject to board, shareholder or independent legal counsel approval in any given case and may include expense advancement in certain circumstances.

          The Law prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Law will be void, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to executives who are not directors or the corporate secretary, or other persons who would not be considered “officers” within the meaning of that term under the Law, of XL Group.

          Additionally, XL Capital Ltd (which now has been renamed XL Group Ltd.) has entered into indemnification agreements (the “Indemnification Agreements”) with each of XL Group’s directors and its corporate secretary and a deed poll indemnity (the “Deed Poll”) as to other executives, directors and employees of XL Group (and its subsidiaries) who have not entered into an Indemnification Agreement. The Indemnification Agreements and Deed Poll provide that XL Group Ltd. will indemnify the indemnitees to the fullest extent permitted by Cayman Islands law against claims related to each indemnitee’s service to (or at the request of) XL Group, except in certain circumstances, including (i) where payment is actually made or then due (A) by XL Group in its discretion, (B) under an insurance policy, (C) pursuant to an agreement between indemnitee and XL Group, XL Group Ltd. or other entity served by indemnitee at the request of XL Group or (D) under the governing documents of XL Group, XL Group Ltd. or other entity served by indemnitee at the request of XL Group; (ii) in connection with a proceeding initiated by indemnitee, unless such proceeding was authorized by XL Group Ltd.’s board of directors or falls within certain limited exceptions specifically provided for in the Indemnification Agreements; (iii) in connection with a proceeding brought by or in the name of XL Group, where the indemnitee is found, in a final and non-appealable judgment of a court of competent jurisdiction, to be liable for willful neglect or willful default in the performance of the indemnitee’s duty, unless a court of competent jurisdiction determines that the indemnitee is fairly and reasonably entitled to such payment. The Indemnification Agreements and Deed Poll also provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be advanced promptly as they are incurred, provided that the indemnitee must repay any such expense advance if it is determined in a final and non-appealable judgment of a court of competent jurisdiction that the indemnitee is not entitled to be indemnified against such expenses. Prior to seeking an indemnification payment or expense advance under the Indemnification Agreements, an indemnitee must request that XL Group consider in its discretion whether to make such indemnification payment or expense advance. In the event an indemnification or expense advance (or an undertaking to provide such indemnification or advance) is not received from XL Group within five business days of such request, the indemnitees will be eligible to receive such indemnification or expense advance from XL Group Ltd. pursuant to the terms of the Indemnification Agreement.

          XL Group’s directors and officers also are provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy maintained by XL Group (or one of its subsidiaries).

Item 7.	Exemption From Registration Claimed.

          Not applicable.

Item 8.	Exhibits.

          The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description

4.1	Memorandum and Articles of Association of XL Group (incorporated by reference to Exhibit 3.1 to XL Group’s Current Report on Form 8-K, filed on July 1, 2010)
4.2*	NAC Re Corp. 1989 Stock Option Plan
4.3*	XL Group plc 1991 Performance Incentive Program
4.4*	XL Group plc 1999 Performance Incentive Program for Employees
4.5*	XL Group plc Directors Stock & Option Plan
4.6	Certificate of Incorporation of XL Group (incorporated by reference to Exhibit 3.2 to XL Group’s Current Report on Form 8-K, filed on July 1, 2010)
5.1*	Opinion of A&L Goodbody
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2*	Consent of A&L Goodbody (included as part of Exhibit 5.1)
24.1*	Powers of Attorney (included on signature pages)
99.1*	Acceptance of Appointment of CT Corporation System as U.S. Agent for Service of Process
99.2	“Description of XL Group plc Shares” (incorporated by reference to the section so entitled of XL Capital Ltd’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2010)

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and Country of Bermuda, on July 1, 2010.

XL GROUP PLC

By:	/s/ IRENE M. ESTEVES

Name: Irene M. Esteves
Title: Executive Vice President and
Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL S. MCGAVICK	Chief Executive Officer (Principal Executive Officer) and Director	July 1, 2010

Name: Michael S. McGavick

/s/ IRENE M. ESTEVES	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 1, 2010

Name: Irene M. Esteves

/s/ ROBERT R. GLAUBER *	Director and Chairperson of the Board of Directors	July 1, 2010

Name: Robert R. Glauber

/s/ DALE R. COMEY *	Director	July 1, 2010

Name: Dale R. Comey

/s/ EUGENE M. MCQUADE *	Director	July 1, 2010

Name: Eugene M. McQuade

/s/ HERBERT N. HAAG *	Director	July 1, 2010

Name: Herbert N. Haag

/s/ G. THOMPSON HUTTON *	Director	July 1, 2010

Name: G. Thompson Hutton

/s/ CLAYTON S. ROSE *	Director	July 1, 2010

Name: Clayton S. Rose

/s/ ELLEN E. THROWER *	Director	July 1, 2010

Name: Ellen E. Thrower

/s/ JOHN M. VEREKER *	Director	July 1, 2010

Name: John M. Vereker

/s/ JOSEPH MAURIELLO *	Director	July 1, 2010

Joseph Mauriello

*BY: /S/ KIRSTIN R. GOULD		July 1, 2010

Attorney-in-Fact

/s/ DONALD J. PUGLISI	Authorized U.S. Representative	July 1, 2010

Puglisi & Associates, Authorized U.S.
Representative

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of XL Group plc in their respective capacities set forth below constitutes and appoints Michael S. McGavick and Kirstin R. Gould, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name to this Post-Effective Amendment of XL Group plc, an Irish public limited company, on Form S-8 under the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder and any and all amendments (including any post-effective amendments thereto) and supplements to the Registration Statements amended by this Post-Effective Amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

          This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title	Date

/s/ MICHAEL S. MCGAVICK	Chief Executive Officer (Principal Executive Officer) and Director	July 1, 2010

Name: Michael S. McGavick

/s/ IRENE M. ESTEVES	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 1, 2010

Name: Irene M. Esteves

/s/ ROBERT R. GLAUBER	Director	July 1, 2010

Name: Robert R. Glauber

/s/ DALE R. COMEY	Director	July 1, 2010

Name: Dale R. Comey

/s/ EUGENE M. MCQUADE	Director	July 1, 2010

Name: Eugene M. McQuade

/s/ HERBERT N. HAAG	Director	July 1, 2010

Name: Herbert N. Haag

/s/ G. THOMPSON HUTTON	Director	July 1, 2010

Name: G. Thompson Hutton

/s/ CLAYTON S. ROSE	Director	July 1, 2010

Name: Clayton S. Rose

/s/ ELLEN E. THROWER	Director	July 1, 2010

Name: Ellen E. Thrower

/s/ JOHN M. VEREKER	Director	July 1, 2010

Name: John M. Vereker

/s/ JOSEPH MAURIELLO	Director	July 1, 2010

Joseph Mauriello

EXHIBIT INDEX

Exhibit Number	Description

4.1	Memorandum and Articles of Association of XL Group (incorporated by reference to Exhibit 3.1 to XL Group’s Current Report on Form 8-K, filed on July 1, 2010)
4.2*	NAC Re Corp. 1989 Stock Option Plan
4.3*	XL Group plc 1991 Performance Incentive Program
4.4*	XL Group plc 1999 Performance Incentive Program for Employees
4.5*	XL Group plc Directors Stock & Option Plan
4.6	Certificate of Incorporation of XL Group (incorporated by reference to Exhibit 3.2 to XL Group’s Current Report on Form 8-K, filed on July 1, 2010)
5.1*	Opinion of A&L Goodbody
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2*	Consent of A&L Goodbody (included as part of Exhibit 5.1)
24.1*	Powers of Attorney (included on signature pages)
99.1*	Acceptance of Appointment of CT Corporation System as U.S. Agent for Service of Process
99.2	“Description of XL Group plc Shares” (incorporated by reference to the section so entitled of XL Capital Ltd’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2010)

* Filed herewith.